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                                                                Exhibit 10.10

                             [OMTOOL LETTERHEAD]

July 19, 2000


Robert L. Voelk
Omtool, Ltd.
8 Industrial Way
Salem, NH 03079

Dear Robert:

     This letter agreement hereby amends as of the date hereof certain sections of the letter agreement dated December 14, 1999 (the "Agreement") by and between you and Omtool, Ltd. ("Omtool").

     In addition to your service as Chairman of the Board of Directors, you shall serve in an at will employment capacity with Omtool as the Acting President and Chief Executive Officer of Omtool. Your rate of salary for the calendar years of 2000 and 2001 shall be $350,000 per year. Your salary shall be paid in accordance with Omtool's customary practices as may be established or modified from time to time. Should you or Omtool decide to end your relationship as Acting President and Chief Executive Officer of Omtool, your compensation and responsibilities shall revert to the compensation and responsibilities contained in the Agreement.


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Except as specifically modified herein, the Agreement is hereby confirmed and ratified as being in full force and effect. Please countersign and return to Omtool a signed copy of this letter.


                                               Very truly yours,

                                               OMTOOL LTD.

                                               /s/ Bruce Evans

                                               Bruce Evans
                                               Director



Acknowledged and agreed to as of
this 19th day of July, 2000

Accepted and Agreed to

/s/ Robert L. Voelk

Robert L. Voelk